--------------------------------------------------------------------------------

 LIFE INSURED  JOHN M DOE

POLICY NUMBER  12 345 678

--------------------------------------------------------------------------------

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.
ADJUSTABLE DEATH BENEFIT.
FLEXIBLE PREMIUMS PAYABLE TO ATTAINED AGE 100 DURING THE LIFE INSURED'S
LIFETIME.
CASH SURRENDER VALUES AND BENEFITS FOR A PORTION OF THE POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS. INVESTMENT OPTIONS ARE DESCRIBED IN THE POLICY VALUE COMPOSITION AND THE INVESTMENT OPTIONS PROVISIONS.
NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

--------------------------------------------------------------------------------

In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" refer to The Manufacturers Life Insurance Company (U.S.A.).

If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary, subject to the provisions of the policy. The life insured and the beneficiary are named in the Policy Information section of this policy and in the application for this policy, a copy of which is attached to this policy. The death benefit is described in the Insurance Benefit provision.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE THEM TO ONE OR MORE OF THE INVESTMENT ACCOUNTS AND TO THE FIXED ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN AN INVESTMENT ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED; IT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS FOR THE INVESTMENT ACCOUNTS THAT YOU HAVE CHOSEN.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN 3% A YEAR.

THE AMOUNT OF THE INSURANCE BENEFIT, OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED IN THE INSURANCE BENEFIT PROVISION.

READ YOUR POLICY CAREFULLY. IT IS A CONTRACT BETWEEN YOU AND US.

RIGHT TO RETURN POLICY. IF FOR ANY REASON YOU ARE NOT SATISFIED WITH YOUR POLICY, YOU MAY RETURN IT FOR CANCELLATION WITHIN TEN DAYS AFTER RECEIVING IT BY DELIVERING OR MAILING IT TO US OR TO THE AGENT WHO SOLD IT. WE WILL REFUND IN FULL THE PAYMENT MADE. THE POLICY WILL BE VOID FROM THE BEGINNING.

--------------------------------------------------------------------------------

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
A STOCK COMPANY

/s/ John DesPrez III     /s/ James D. Gallagher       [LOGO] MANULIFE FINANCIAL
    President                    Secretary

--------------------------------------------------------------------------------
V0697mi

                               TABLE OF CONTENTS


                                                                            Page
Policy Information.........................................................    3
Table Of Guaranteed Maximum Cost Of Insurance Rates........................    4
Definitions................................................................    5
Qualification As Life Insurance............................................    6
Payment Of Premiums........................................................    6
Insurance Benefit..........................................................    7
Policy Value...............................................................    7
Policy Value Composition...................................................    8
Separate Account and Sub-Accounts..........................................    9
Investment Options.........................................................   10
Policy Loan Conditions.....................................................   11
Changing The Death Benefit Option or Face Amount...........................   11
Surrender For Cash.........................................................   13
Right To Postpone Payment Of Benefits......................................   14
Termination................................................................   14
Reinstatement..............................................................   15
Right to Cancel Increases..................................................   15
Age And Sex................................................................   15
Suicide....................................................................   15
Beneficiary................................................................   15
Ownership And Assignment...................................................   16
Protection Against Creditors...............................................   16
Currency And Place Of Payment..............................................   16
Contract...................................................................   16
Validity...................................................................   16
Non-participating..........................................................   17
How Values Are Computed....................................................   17
Annual Statement...........................................................   17
Tax Considerations.........................................................   17

A copy of the application, any endorsements and any Supplementary Benefits, follow page 17.

                               POLICY INFORMATION

LIFE INSURED             JOHN M. DOE

POLICY NUMBER            12 345 678

ISSUE AGE                35

POLICY DATE              AUG. 1, 2002

ISSUE DATE               AUG. 1, 2002

OWNER                    JOHN M. DOE

BENEFICIARY              AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY
                         CHANGED

PLAN                     FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE,
                         NON-PARTICIPATING

FACE AMOUNT              $50,000

DEATH BENEFIT            OPTION 1

SEX                      MALE

PLANNED PREMIUM          $1,000
PREMIUM MODE             ANNUALLY
BEGINNING ON             AUG. 1, 2002

RISK CLASSIFICATION      NON-SMOKER

ADDITIONAL RATING        NOT APPLICABLE

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE FOR THE LIFETIME OF THE LIFE INSURED IF SUFFICIENT PREMIUMS ARE PAID. PREMIUM PAYMENTS IN ADDITION TO THE PLANNED PREMIUM SHOWN MAY NEED TO BE MADE TO KEEP THIS POLICY AND COVERAGE IN FORCE.



                                    PAGE 3.0

              POLICY INFORMATION (CONTINUED) -- POLICY 12 345 678

                                TABLE OF VALUES

INITIAL ALLOCATION DATE                      AUG. 1, 2002

LIFE INSURANCE QUALIFICATION TEST            GUIDELINE PREMIUM TEST

     GUIDELINE SINGLE PREMIUM                $10,888.73
     GUIDELINE LEVEL PREMIUM                 $   925.10

MAXIMUM FIXED ACCOUNT                        25% OF THE FIXED ACCOUNT VALUE AS
TRANSFER AMOUNT                              OF THE PREVIOUS POLICY ANNIVERSARY
                                             IN ANY POLICY YEAR.

DEATH BENEFIT DISCOUNT FACTOR                1.0024663

FIXED ACCOUNT MINIMUM ANNUAL RATE            3.00%

LOAN INTEREST CREDITED MINIMUM               3.25%
ANNUAL RATE

LOAN INTEREST CHARGED RATE                   4.00%

MAXIMUM LOAN INTEREST CREDITED               0.75%
DIFFERENTIAL

FREE WITHDRAWAL PERCENTAGE                   10.00%


         [THIS PAGE APPLIES WHEN THE GUIDELINE PREMIUM TEST IS ELECTED]

                                    PAGE 3.1

              POLICY INFORMATION (CONTINUED) -- POLICY 12 345 678

                                TABLE OF VALUES

INITIAL ALLOCATION DATE                 AUG. 1, 2002

LIFE INSURANCE QUALIFICATION TEST       CASH VALUE ACCUMULATION TEST

MAXIMUM FIXED ACCOUNT                   25% OF THE FIXED ACCOUNT VALUE AS OF THE
TRANSFER AMOUNT                         PREVIOUS POLICY ANNIVERSARY IN ANY
                                        POLICY YEAR.

DEATH BENEFIT DISCOUNT FACTOR           1.0024663

FIXED ACCOUNT MINIMUM ANNUAL RATE       3.00%

LOAN INTEREST CREDITED MINIMUM          3.25%
ANNUAL RATE

LOAN INTEREST CHARGED RATE              4.00%

MAXIMUM LOAN INTEREST CREDITED          0.75%
DIFFERENTIAL

FREE WITHDRAWAL PERCENTAGE              10.00%


      [THIS PAGE APPLIES WHEN THE CASH VALUE ACCUMULATION TEST IS ELECTED]

                                    PAGE 3.1

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                            TABLE OF EXPENSE CHARGES

SALES LOAD               THE SALES LOAD IS A PERCENTAGE OF CERTAIN PREMIUMS
                         PAID. SEE THE TABLE OF COVERAGES ON PAGE 3.2A, AND THE
                         PAYMENT OF PREMIUMS AND CHANGING THE DEATH BENEFIT
                         OPTION OR FACE AMOUNT PROVISION FOR DETAILS.

                         THE PERCENTAGES WILL NOT EXCEED THE FOLLOWING:

                         COVERAGE                      COVERAGE
                           YEAR       PERCENTAGE         YEAR       PERCENTAGE
                             1           8.0%              4            2.0%
                             2           6.0%              5            1.0%
                             3           3.0%              6+           0.0%

PREMIUM LOAD             A CHARGE NOT TO EXCEED 2.00% OF EACH PREMIUM PAYMENT.

ADMINISTRATION CHARGE    A MONTHLY CHARGE NOT TO EXCEED $12.00.

SURRENDER CHARGE         A SURRENDER CHARGE, AS A PERCENTAGE OF CERTAIN PREMIUMS
                         PAID, WILL BE DEDUCTED FROM YOUR POLICY VALUE UNDER
                         CERTAIN CONDITIONS. SEE THE TABLE OF COVERAGES ON PAGE
                         3.2A, AND THE POLICY VALUE, CHANGING THE DEATH BENEFIT
                         OPTION OR FACE AMOUNT, AND SURRENDER FOR CASH
                         PROVISIONS FOR DETAILS.

                         THE PERCENTAGES WILL NOT EXCEED THE FOLLOWING:

                         COVERAGE                      COVERAGE
                           YEAR       PERCENTAGE         YEAR       PERCENTAGE
                             1          5.00%              6           1.50%
                             2          4.00%              7           1.00%
                             3          3.00%              8           1.00%
                             4          2.50%              9           0.50%
                             5          2.00%             10+          0.00%

ASSET-BASED              A DAILY CHARGE NOT TO EXCEED 0.0013699% DEDUCTED FROM
RISK CHARGE              EACH INVESTMENT ACCOUNT (ANNUAL EQUIVALENT RATE IS
                         0.50%).


                                    PAGE 3.2

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678


                               TABLE OF COVERAGES
                       (SALES LOAD AND SURRENDER CHARGE)


For purposes of determining the Sales Load and Surrender Charge, the initial Face Amount and subsequent increases in Face Amount are designated as Coverage Amounts with a corresponding Sales Load Factor and/or Surrender Charge Factor. See the Payment Of Premiums and Surrender For Cash provisions for details.

Premiums received will be attributed to the first Coverage Amount shown below that has been in effect for less than 5 years on the date the premium is received. The total premium attributed to a Coverage Amount in any Coverage Year will not exceed the Annual Premium Target shown below for that Coverage Amount. Any amount of premium that exceeds the Annual Premium Target for a Coverage Amount will be attributed to the next Coverage Amount listed that has been in effect for less than 5 years, up to the Annual Premium Target for that Coverage Amount. Each premium received will be attributed in this manner until either all of the premium is attributed to a Coverage Amount, or until the Annual Premium Target for all applicable Coverage Amounts has been exceeded.

   COVERAGE                         ANNUAL         SALES         SURRENDER
   EFFECTIVE        COVERAGE        PREMIUM         LOAD           CHARGE
     DATE            AMOUNT         TARGET         FACTOR          FACTOR
August 1, 2002     $50,000.00      $1,393.50        1.00            1.00

                                   Page 3.2.A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                     TABLE OF MINIMUM DEATH BENEFIT FACTORS

  LIFE                                 LIFE
INSURED'S         MINIMUM           INSURED'S           MINIMUM
ATTAINED       DEATH BENEFIT         ATTAINED        DEATH BENEFIT
   AGE             FACTOR              AGE              FACTOR

   20               2.50                60               1.30
   21               2.50                61               1.28
   22               2.50                62               1.26
   23               2.50                63               1.24
   24               2.50                64               1.22
   25               2.50                65               1.20
   26               2.50                66               1.19
   27               2.50                67               1.18
   28               2.50                68               1.17
   29               2.50                69               1.16
   30               2.50                70               1.15
   31               2.50                71               1.13
   32               2.50                72               1.11
   33               2.50                73               1.09
   34               2.50                74               1.07
   35               2.50                75               1.05
   36               2.50                76               1.05
   37               2.50                77               1.05
   38               2.50                78               1.05
   39               2.50                79               1.05
   40               2.50                80               1.05
   41               2.43                81               1.05
   42               2.36                82               1.05
   43               2.29                83               1.05
   44               2.22                84               1.05
   45               2.15                85               1.05
   46               2.09                86               1.05
   47               2.03                87               1.05
   48               1.97                88               1.05
   49               1.91                89               1.05
   50               1.85                90               1.05
   51               1.78                91               1.04
   52               1.71                92               1.03
   53               1.64                93               1.02
   54               1.57                94               1.01
   55               1.50                95               1.00
   56               1.46                96               1.00
   57               1.42                97               1.00
   58               1.38                98               1.00
   59               1.34           99 and over           1.00

         [THIS PAGE APPLIES WHEN THE GUIDELINE PREMIUM TEST IS ELECTED]

                                    PAGE 3.3

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                     TABLE OF MINIMUM DEATH BENEFIT FACTORS

                                      MALE

  LIFE                                 LIFE
INSURED'S         MINIMUM           INSURED'S           MINIMUM
ATTAINED       DEATH BENEFIT         ATTAINED        DEATH BENEFIT
   AGE             FACTOR              AGE              FACTOR

   20               6.53                61               1.87
   21               6.34                62               1.82
   22               6.15                63               1.78
   23               5.97                64               1.74
   24               5.80                65               1.70
   25               5.62                66               1.66
   26               5.45                67               1.62
   27               5.28                68               1.59
   28               5.11                69               1.55
   29               4.94                70               1.52
   30               4.79                71               1.49
   31               4.63                72               1.46
   32               4.48                73               1.44
   33               4.33                74               1.41
   34               4.19                75               1.39
   35               4.06                76               1.36
   36               3.92                77               1.34
   37               3.80                78               1.32
   38               3.67                79               1.30
   39               3.56                80               1.29
   40               3.44                81               1.27
   41               3.33                82               1.25
   42               3.23                83               1.24
   43               3.13                84               1.22
   44               3.03                85               1.21
   45               2.94                86               1.20
   46               2.85                87               1.19
   47               2.77                88               1.18
   48               2.68                89               1.16
   49               2.60                90               1.16
   50               2.53                91               1.15
   51               2.45                92               1.14
   52               2.38                93               1.12
   53               2.32                94               1.11
   54               2.25                95               1.10
   55               2.19                96               1.09
   56               2.13                97               1.07
   57               2.07                98               1.06
   58               2.02                99               1.05
   59               1.97          100 and over           1.00
   60               1.92

      [THIS PAGE APPLIES WHEN THE CASH VALUE ACCUMULATION TEST IS ELECTED]

                                    PAGE 3.3

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                     TABLE OF MINIMUM DEATH BENEFIT FACTORS

                                     FEMALE

  LIFE                                 LIFE
INSURED'S         MINIMUM           INSURED'S           MINIMUM
ATTAINED       DEATH BENEFIT         ATTAINED        DEATH BENEFIT
   AGE             FACTOR              AGE              FACTOR

   20               7.79                61               2.14
   21               7.54                62               2.08
   22               7.30                63               2.03
   23               7.06                64               1.97
   24               6.84                65               1.92
   25               6.62                66               1.87
   26               6.40                67               1.82
   27               6.19                68               1.77
   28               5.99                69               1.73
   29               5.80                70               1.69
   30               5.61                71               1.64
   31               5.42                72               1.60
   32               5.25                73               1.56
   33               5.07                74               1.53
   34               4.91                75               1.49
   35               4.75                76               1.46
   36               4.59                77               1.43
   37               4.44                78               1.40
   38               4.30                79               1.38
   39               4.16                80               1.35
   40               4.03                81               1.33
   41               3.90                82               1.30
   42               3.78                83               1.28
   43               3.66                84               1.26
   44               3.55                85               1.24
   45               3.44                86               1.23
   46               3.33                87               1.21
   47               3.23                88               1.19
   48               3.13                89               1.18
   49               3.04                90               1.17
   50               2.95                91               1.15
   51               2.86                92               1.14
   52               2.78                93               1.13
   53               2.70                94               1.12
   54               2.62                95               1.10
   55               2.54                96               1.09
   56               2.47                97               1.07
   57               2.40                98               1.06
   58               2.33                99               1.05
   59               2.27          100 and over           1.00
   60               2.21

      [THIS PAGE APPLIES WHEN THE CASH VALUE ACCUMULATION TEST IS ELECTED]

                                    PAGE 3.3

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                     TABLE OF MINIMUM DEATH BENEFIT FACTORS

                                     UNISEX

  LIFE                                 LIFE
INSURED'S         MINIMUM           INSURED'S           MINIMUM
ATTAINED       DEATH BENEFIT         ATTAINED        DEATH BENEFIT
   AGE             FACTOR              AGE              FACTOR

   20               6.74                61               1.92
   21               6.54                62               1.87
   22               6.35                63               1.83
   23               6.16                64               1.78
   24               5.98                65               1.74
   25               5.79                66               1.70
   26               5.61                67               1.66
   27               5.44                68               1.62
   28               5.26                69               1.59
   29               5.09                70               1.56
   30               4.93                71               1.52
   31               4.77                72               1.49
   32               4.61                73               1.46
   33               4.46                74               1.44
   34               4.32                75               1.41
   35               4.18                76               1.39
   36               4.04                77               1.36
   37               3.91                78               1.34
   38               3.78                79               1.32
   39               3.66                80               1.30
   40               3.55                81               1.28
   41               3.43                82               1.27
   42               3.33                83               1.25
   43               3.22                84               1.23
   44               3.12                85               1.22
   45               3.03                86               1.21
   46               2.94                87               1.19
   47               2.85                88               1.18
   48               2.76                89               1.17
   49               2.68                90               1.16
   50               2.60                91               1.15
   51               2.53                92               1.14
   52               2.45                93               1.13
   53               2.38                94               1.11
   54               2.32                95               1.10
   55               2.25                96               1.09
   56               2.19                97               1.07
   57               2.13                98               1.06
   58               2.08                99               1.05
   59               2.02          100 and over           1.00
   60               1.97

      [THIS PAGE APPLIES WHEN THE CASH VALUE ACCUMULATION TEST IS ELECTED]

                                    PAGE 3.3

              POLICY INFORMATION (CONTINUED) -- POLICY 12 345 678

                             SUPPLEMENTARY BENEFIT

BENEFIT                                 FLEXIBLE TERM INSURANCE OPTION

LIFE INSURED                            JOHN M. DOE

AGE AT EFFECTIVE DATE                   35

EFFECTIVE DATE                          AUG. 1, 2002

BENEFICIARY                             AS DESIGNATED IN THE APPLICATION OR
                                        SUBSEQUENTLY CHANGED

INITIAL TERM INSURANCE BENEFIT          $10,000

DEATH BENEFIT SCHEDULE                  SEE NEXT PAGE

SEX                                     MALE

RISK CLASSIFICATION                     NON-SMOKER

ADDITIONAL RATING                       NOT APPLICABLE

                                    PAGE 3.4

              POLICY INFORMATION (CONTINUED) -- POLICY 12 345 678

                             DEATH BENEFIT SCHEDULE


POLICY           SCHEDULED        POLICY         SCHEDULED
 YEAR          DEATH BENEFIT       YEAR        DEATH BENEFIT
------         -------------      ------       -------------
 1             $ 60,000           34           $100,000
 2             $ 70,000           35           $100,000
 3             $ 80,000           36           $100,000
 4             $ 90,000           37           $100,000
 5             $100,000           38           $100,000
 6             $100,000           39           $100,000
 7             $100,000           40           $100,000
 8             $100,000           41           $100,000
 9             $100,000           42           $100,000
10             $100,000           43           $100,000
11             $100,000           44           $100,000
12             $100,000           45           $100,000
13             $100,000           46           $100,000
14             $100,000           47           $100,000
15             $100,000           48           $100,000
16             $100,000           49           $100,000
17             $100,000           50           $100,000
18             $100,000           51           $100,000
19             $100,000           52           $100,000
20             $100,000           53           $100,000
21             $100,000           54           $100,000
22             $100,000           55           $100,000
23             $100,000           56           $100,000
24             $100,000           57           $100,000
25             $100,000           58           $100,000
26             $100,000           59           $100,000
27             $100,000           60           $100,000
28             $100,000           61           $100,000
29             $100,000           62           $100,000
30             $100,000           63           $100,000
31             $100,000           64           $100,000
32             $100,000           65           $100,000
33             $100,000

                                    PAGE 3.5

          TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

                                      MALE

  LIFE                LIFE                 LIFE
INSURED'S           INSURED'S            INSURED'S
ATTAINED   MONTHLY  ATTAINED   MONTHLY   ATTAINED   MONTHLY
   AGE      RATE      AGE       RATE       AGE       RATE
             $                   $                     $
   20      0.1583     47       0.4433      74       4.8491
   21      0.1591     48       0.4783      75       5.3491
   22      0.1575     49       0.5175      76       5.8775
   23      0.1550     50       0.5591      77       6.4266
   24      0.1516     51       0.6083      78       6.9916
   25      0.1475     52       0.6633      79       7.5875
   26      0.1441     53       0.7258      80       8.2366
   27      0.1425     54       0.7966      81       8.9566
   28      0.1416     55       0.8725      82       9.7708
   29      0.1425     56       0.9550      83      10.6883
   30      0.1441     57       1.0408      84      11.6875
   31      0.1483     58       1.1325      85      12.7458
   32      0.1525     59       1.2308      86      13.8408
   33      0.1591     60       1.3400      87      14.9625
   34      0.1666     61       1.4616      88      16.1058
   35      0.1758     62       1.5991      89      17.2741
   36      0.1866     63       1.7550      90      18.4808
   37      0.2000     64       1.9283      91      19.7483
   38      0.2150     65       2.1183      92      21.1208
   39      0.2325     66       2.3208      93      22.6758
   40      0.2516     67       2.5366      94      24.6583
   41      0.2741     68       2.7658      95      27.4966
   42      0.2966     69       3.0141      96      32.0458
   43      0.3225     70       3.2925      97      40.0166
   44      0.3491     71       3.6083      98      54.8316
   45      0.3791     72       3.9708      99      83.3333
   46      0.4100     73       4.3866

The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

          TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

                                     FEMALE

  LIFE                       LIFE                        LIFE
INSURED'S      MONTHLY      INSURED'S      MONTHLY      INSURED'S      MONTHLY
ATTAINED        RATE        ATTAINED        RATE        ATTAINED        RATE
  AGE            $            AGE            $            AGE            $
  20           0.0875         47           0.3375         74           2.8275
  21           0.0891         48           0.3608         75           3.1866
  22           0.0908         49           0.3858         76           3.5808
  23           0.0925         50           0.4133         77           4.0033
  24           0.0950         51           0.4425         78           4.4541
  25           0.0966         52           0.4750         79           4.9458
  26           0.0991         53           0.5125         80           5.4991
  27           0.1016         54           0.5508         81           6.1333
  28           0.1050         55           0.5908         82           6.8666
  29           0.1083         56           0.6308         83           7.7108
  30           0.1125         57           0.6691         84           8.6508
  31           0.1166         58           0.7058         85           9.6750
  32           0.1208         59           0.7450         86          10.7741
  33           0.1250         60           0.7891         87          11.9433
  34           0.1316         61           0.8441         88          13.1816
  35           0.1375         62           0.9133         89          14.4950
  36           0.1466         63           1.0016         90          15.8958
  37           0.1575         64           1.1041         91          17.4058
  38           0.1700         65           1.2158         92          19.0675
  39           0.1850         66           1.3333         93          20.9591
  40           0.2016         67           1.4525         94          23.2758
  41           0.2200         68           1.5700         95          26.4433
  42           0.2391         69           1.6966         96          31.3116
  43           0.2575         70           1.8425         97          39.5808
  44           0.2766         71           2.0191         98          54.6541
  45           0.2966         72           2.2391         99          83.3333
  46           0.3166         73           2.5091


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

          TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

                                     UNISEX

  LIFE                       LIFE                        LIFE
INSURED'S                   INSURED'S                   INSURED'S
ATTAINED       MONTHLY      ATTAINED       MONTHLY      ATTAINED       MONTHLY
  AGE           RATE          AGE           RATE          AGE           RATE
                 $                           $                           $
  20           0.1450         47           0.4225         74           4.3641
  21           0.1458         48           0.4541         75           4.8200
  22           0.1441         49           0.4908         76           5.3041
  23           0.1425         50           0.5300         77           5.8083
  24           0.1408         51           0.5750         78           6.3291
  25           0.1375         52           0.6250         79           6.8808
  26           0.1358         53           0.6825         80           7.4858
  27           0.1341         54           0.7466         81           8.1616
  28           0.1341         55           0.8150         82           8.9316
  29           0.1358         56           0.8891         83           9.8041
  30           0.1375         57           0.9650         84          10.7583
  31           0.1416         58           1.0450         85          11.7816
  32           0.1458         59           1.1308         86          12.8475
  33           0.1525         60           1.2266         87          13.9575
  34           0.1591         61           1.3333         88          15.1033
  35           0.1683         62           1.4558         89          16.2950
  36           0.1783         63           1.5966         90          17.5441
  37           0.1916         64           1.7541         91          18.8758
  38           0.2058         65           1.9258         92          20.3441
  39           0.2233         66           2.1075         93          22.0033
  40           0.2416         67           2.3008         94          24.1133
  41           0.2633         68           2.5025         95          27.0741
  42           0.2850         69           2.7216         96          31.7475
  43           0.3100         70           2.9658         97          39.8075
  44           0.3341         71           3.2458         98          54.7816
  45           0.3625         72           3.5700         99          83.3333
  46           0.3916         73           3.9441


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

                                  DEFINITIONS

THE FOLLOWING TERMS HAVE SPECIFIC MEANINGS IN YOUR POLICY. PLEASE REFER TO THESE DEFINITIONS AS YOU READ YOUR POLICY.

ADDITIONAL RATING is an adjustment to the Cost of Insurance that is applied when a life insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

ATTAINED AGE is the Issue Age plus the number of completed Policy Years the policy has been in force since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange is open for business. The net asset value of the underlying shares of a Sub-Account will be determined at the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

CASH SURRENDER VALUE equals the Policy Value less any Surrender Charge and less any outstanding Monthly Deductions due.

COVERAGE AMOUNT is an amount of insurance shown in the Table of Coverages in the Policy Information section. The sum of the Coverage Amounts will equal the Face Amount.

COVERAGE YEAR for a Coverage Amount on any day is equal to one plus the number of complete years from the Coverage Effective Date shown in the Table of Coverages in the Policy Information section.

EFFECTIVE DATE is the date we become obligated under this policy and when we take the first Monthly Deductions. It is the later of the date our underwriters approve issuance of this policy, or the date we receive at least the initial premium at our Service Office.

FIXED ACCOUNT is that part of the Policy Value which reflects the value you have in our general account.

INVESTMENT ACCOUNT is that part of the Policy Value which reflects the value you have in one of our Sub-Accounts.

ISSUE AGE is the life insured's age on the birthday closer to the Policy Date.

LOAN ACCOUNT is that part of the Policy Value that reflects the value you have transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.

MONEY MARKET TRUST is an investment account of the Manufacturers Investment Trust. However, if a corresponding investment account of another investment company is used instead for this policy, then this term refers to such other investment account.

NET CASH SURRENDER VALUE equals the Cash Surrender Value less the Policy Debt.

NET POLICY VALUE equals the Policy Value less the value in the Loan Account.

NET PREMIUM is the gross premium less any Sales Load and less any Premium Load. It is the amount of premium allocated to the Fixed Account and/or Investment Accounts.

POLICY DATE is the date from which charges for the first Monthly Deductions are calculated. The Policy Date is shown in the Policy Information section of this policy.

POLICY DEBT as of any date equals (a) plus (b) plus (c), minus (d), where:

(a)  is the total amount of loans borrowed as of such date;

(b) is the total amount of any unpaid loan interest charges borrowed against the policy on a Policy Anniversary;

(c) is any interest charges accrued from the last Policy Anniversary to the current date; and

(d)  is the total amount of loan repayments as of such date.

POLICY VALUE equals the sum of the values in the Loan Account, the Fixed Account, and the Investment Accounts.

POLICY YEARS, POLICY MONTHS AND POLICY ANNIVERSARIES are determined from the Policy Date.

SEPARATE ACCOUNT refers to Separate Account N of The Manufacturers Life Insurance Company (U.S.A.).

                                                                     (continued)

SERVICE OFFICE is the office that we designate to service this policy.

SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.

SURRENDER CHARGE PERIOD is the period following issuance of the policy or following any increase in Face Amount during which we will assess surrender charges. Surrender charges will apply during this period, if you surrender or lapse the policy, decrease the Face Amount or make a partial withdrawal. Surrender charges will apply only to Coverage Amounts shown on Page 3.2A with a Surrender Charge Factor.

WRITTEN REQUEST must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office.

                        QUALIFICATION AS LIFE INSURANCE

It is the intent that this policy be considered as life insurance for tax purposes under Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.

To ensure that the policy qualifies as life insurance, one of the following tests will apply to the policy. The test you elected is shown in the Policy Information section. Your election cannot be changed after issue. We reserve the right to refuse any premium payments that would cause the policy to fail the test you elected.

GUIDELINE PREMIUM TEST. Under this test, the sum of the premiums paid into the policy may not at any time exceed the guideline premium limitation as of such time. The guideline premium limitation, is as of any date, the greater of:

(a) the Guideline Single Premium; or

(b) the sum of the Guideline Level Premiums to such date.

If you elected this test, the Guideline Single Premium and the Guideline Level Premium are shown in the Policy Information section.

CASH VALUE ACCUMULATION TEST. Under this test, the net single premium must always be greater than the Policy Value. The net single premium is the one payment that would be needed on a specific date to provide the Death Benefit and any Supplementary Benefits under this policy. It is computed using the same mortality table and interest rate specified under the How Values Are Computed provision.

                              PAYMENT OF PREMIUMS

No insurance will take effect under this policy before we approve the application and receive the initial premium. The initial premium is due as of the Policy Date. It is the sum of (a) plus (b) plus (c), where:

(a) is the Monthly Deductions due for the first 3 Policy Months;

(b) is the Premium Load percentage times (a) above; and

(c) if a Sales Load is applicable, the amount of (a) above up to the Annual Premium Target, times the Sales Load percentage for the Coverage Year.

You can pay subsequent premiums at any time at our Service Office, and in any amount subject to the limitations of the life insurance qualification test you elect. Any excess premium will be refunded immediately. On request, we will give you a receipt signed by one of our officers.

You may pay premiums until the life insured reaches Attained Age 100, at which time Monthly Deductions will cease and no further premiums may be paid.

We reserve the right to request that you provide us with satisfactory evidence of insurability if a premium payment would result in an increase in the Death Benefit, which is greater than the increase in Policy Value.

PREMIUM LOAD. When you pay a premium, we will deduct a Premium Load before the Net Premium is added to your Policy Value. The Premium Load is shown in the Policy Information Section. We may also deduct a Sales Load from the premium. See the Sales Load section below.

                                                                     (continued)

SALES LOAD. When you pay a premium, we may deduct a Sales Load before the Net Premium is added to your Policy Value. To determine the Sales Load we will first attribute the premium to one or more of the Coverage Amounts as described in the Table of Coverages in the Policy Information section.

The Sales Load for a Coverage Amount is equal to (a) times (b) times (c); where:

(a)  is the premium attributed to the Coverage Amount as described on Page 3.2A;

(b)  is the Sales Load Factor for the Coverage Amount as shown on Page 3.2A;

(c) is the Sales Load Percentage for the Coverage Year, as shown in the Policy Information section.

The total Sales Load for the premium is equal to the sum of the Sales Loads for each Coverage Amount.

                               INSURANCE BENEFIT

If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary on receiving any due proof of death, subject to the Age and Sex, Suicide, and the Validity provisions.

If the life insured dies after we receive a Written Request from you to surrender the policy, there will be no Insurance Benefit. We will pay the amount payable under the Surrender for Cash provision instead.

If the life insured dies during the grace period, the Insurance Benefit payable will be the same as defined below with the following modifications:

(a) we will reduce the Insurance Benefit by any outstanding Monthly Deductions due; and

(b) in calculating the Death Benefit, we will use the Policy Value as of the default date.

INSURANCE BENEFIT. The Insurance Benefit payable is:

(a)  the Death Benefit as described below; plus

(b) any amounts payable under any Supplementary Benefits that are part of the policy; less

(c)  the value of the Policy Debt as of the date of death.

DEATH BENEFIT. The Death Benefit will depend upon whether Option 1 or Option 2 is in effect as of the date of death.

Under Option 1, the Death Benefit will be the greater of the Minimum Death Benefit and the Face Amount as of the date of death.

Under Option 2, the Death Benefit will be the greater of the Minimum Death Benefit and the sum of (a) and (b), where:

(a)  is the Face Amount as of the date of death; and

(b)  is the Policy Value as of the date of death.

The Death Benefit after the life insured's Attained Age 100 is the same as defined in this Death Benefit section.

MINIMUM DEATH BENEFIT. To ensure that the policy continues to qualify as life insurance under the Internal Revenue Code, the Death Benefit will never be less than the Minimum Death Benefit. The Minimum Death Benefit is equal to the Policy Value on the date of death multiplied by the Minimum Death Benefit Factor for the Attained Age of the life insured. The Minimum Death Benefit Factors are shown in the Table of Minimum Death Benefit Factors in the Policy Information section.

INTEREST. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of the life insured's death to the date of payment. The rate will be at least the minimum required by the law of the state in which this policy was delivered. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.

                                  POLICY VALUE

NET PREMIUMS ADDED. As of the Business Day we receive your premium payments at our Service Office, we add your Net Premium to your Policy Value. We will do this before we take any deductions due on that Business Day.

For premiums received prior to the Effective Date, your Net Premiums plus any interest credited will be added to your Policy Value as of the Business Day coincident with or next following the Effective Date. Any premium received prior to the Effective Date of the policy will be credited with interest from the date of receipt. Interest will be credited at the rate of return then being earned on allocations to the Money Market Trust.

                                                                     (continued)

MONTHLY DEDUCTIONS. A deduction is due from your policy as of the beginning of each Policy Month to cover monthly administration charges and the cost to provide the insurance coverage. We will take the deductions as of the date they are due. However, if at issue your Policy Date is set to an earlier date for purposes of determining Issue Age, any Monthly Deductions due from the Policy Date up to the Effective Date will be taken as of the Effective Date.

Unless otherwise agreed to by us, we will take Monthly Deductions from the Fixed Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.

Monthly Deductions are due until the life insured reaches Attained Age 100.

The Monthly Deduction for any Policy Month is the sum of the following amounts determined as of the beginning of that month:

(a) The Administrative Charge shown in the Table of Expense Charges in the Policy Information section;

(b) The monthly cost of any Supplementary Benefits that are a part of this policy, as determined in accordance with such Supplementary Benefits; and

(c) The monthly Cost of Insurance for the life insured.

COST OF INSURANCE. The Cost of Insurance for a specific Policy Month is the rate for the Cost of Insurance for that month, as described below, multiplied by the net amount at risk. The net amount at risk is equal to the greater of zero, or the result of (a) minus (b) where:

(a) is the Death Benefit as of the first day of the month, divided by the Death Benefit Discount Factor shown in the Policy Information section; and

(b) is the Policy Value as of the first day of the month.

The rates for the Cost of Insurance, as of the Policy Date and subsequently for each increase in Face Amount, are based on the life insured's Issue Age, Sex and Risk Classification, the duration that the coverage has been in force and the Sales Load Factor and Surrender Charge Factor applicable to the Coverage Amount(s) in force. We will determine Cost of Insurance Rates from time to time, on a basis which does not discriminate unfairly within any class of lives insured.

The Cost of Insurance calculation will reflect any Additional Rating shown in the Policy Information section. The Cost of Insurance Rates will never be more than those shown in the Table of Maximum Cost of Insurance Rates on page 4 plus any Additional Rating.

SURRENDER CHARGE. For Coverage Amounts designated with a Surrender Charge Factor on Page 3.2A, we deduct a Surrender Charge from your Policy Value if during the Surrender Charge Period:

(a) you surrender the policy for its Net Cash Surrender Value;

(b) you make a partial withdrawal of the Net Cash Surrender Value above the Free Withdrawal Amount;

(c) you reduce the Face Amount; or

(d) this policy goes into default and terminates at the end of a Grace Period.

See the Surrender for Cash provision and the Table of Coverages on Page 3.2A for details.

                            POLICY VALUE COMPOSITION

Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account, and the Investment Accounts.

LOAN ACCOUNT VALUE. The amount you have in the Loan Account at any time equals:

(a) amounts transferred to it for loans or borrowed loan interest; plus

(b) interest credited to it; less

(c) amounts transferred from it for loan repayment.

For details of the Loan Account see the Policy Loan Conditions provision.

                                                                     (continued)

FIXED ACCOUNT VALUE. The amount you have in the Fixed Account at any time equals:

(a) Net Premiums allocated to it; plus

(b) amounts transferred to it; plus

(c) interest credited to it; less

(d) amounts deducted from it; less

(e) amounts transferred from it; less

(f) amounts withdrawn from it.

Interest will be credited to amounts in the Fixed Account, at an effective annual rate of no less than the Fixed Account Minimum Annual Rate shown in the Policy Information section. The actual rates will be set by us from time to time. For all transactions, interest is calculated from the date of the transaction.

INVESTMENT ACCOUNTS VALUE. The amount you have in an Investment Account at any time equals the number of units in that Investment Account multiplied by the unit value of the corresponding Sub-Account at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a) is the number of units credited to the Investment Account because of:

    (1) Net Premiums allocated to it; and

    (2) amounts transferred to it; and

(b) is the number of units canceled from the Investment Account because of:

    (1) amounts deducted from it;

    (2) amounts transferred from it; and

    (3) amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value on the Business Day of the transaction. See the Unit Value Calculation section of the Separate Account and Sub-Accounts provision for details on how unit values are determined.

                       SEPARATE ACCOUNT AND SUB-ACCOUNTS

The Separate Account is authorized to invest in the shares of Manufacturers Investment Trust or another management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manufacturers Investment Trust or another management investment company.

FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason.

If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Insurance Commissioner of the state in which this policy is delivered.

To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:

(a) create new separate accounts;

(b) combine any two or more separate accounts including the Separate Account;

(c) make available additional Sub-Accounts investing in additional Funds of Manufacturers Investment Trust or another management investment company;

(d) eliminate existing Sub-Accounts and stop accepting new allocations and transfers into the corresponding Fund;

(e) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

(f) de-register the Separate Account under the Investment Company Act of 1940;

(g) transfer assets between the Separate Account and other separate accounts;
    and

(h) transfer assets in one Sub-Account to another Sub-Account

                                                                     (continued)

                       SEPARATE ACCOUNT AND SUB-ACCOUNTS
                                  (continued)

The investment objectives of a Sub-Account within the Separate Account will not be changed materially without first filing the change with the Insurance Commissioner of our state of domicile. We will inform you of any changes deemed to be material.

UNIT VALUE CALCULATION. We will determine the unit values for each Sub-Account as of the end of each Business Day. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so as of the next Business Day.

The unit value for each Sub-Account was established at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.

NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b) minus (c), where:

(a) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of such Business Day before any policy transactions are made on that day;

(b) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of the immediately preceding Business Day after all policy transactions were made for that day; and

(c) is a charge not exceeding the daily Asset-Based Risk Charge shown in the Table of Expense Charges in the Policy Information section.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account.

SEPARATE ACCOUNT ASSETS. The assets held in each Sub-Account are used to support the Policy Values of Single and Flexible Premium Variable Life Insurance policies. The Separate Account will be used to fund only variable life insurance benefits.

Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.

The assets of the Separate Account are our property. The part of the assets that is equal to the Investment Account values in respect of all Single and Flexible Premium Variable Life Insurance policies will not be charged with liabilities from any other business we conduct. We can transfer any Separate Account assets in excess of those Investment Account values to our general account.

                               INVESTMENT OPTIONS

ALLOCATIONS. Net Premiums may be allocated to the Fixed Account or any of the Investment Accounts. You specified the initial premium allocation in your application for this policy, a copy of which is attached to this policy. Unless these allocation percentages are changed, they will continue to apply to subsequent premium payments. Allocation percentages must be greater than or equal to zero and less than or equal to 100, and the sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect on the date we receive it at our Service Office.

Premiums received prior to the Initial Allocation Date, shown in the Policy Information section, will initially be invested in the Money Market Trust, on the later of the Effective Date or the Business Day they are received by us. On the Initial Allocation Date, the amount in the Money Market Trust will be transferred to the Fixed Account and the Investment Accounts according to your initial premium allocation.

TRANSFERS. After the Initial Allocation Date, by Written Request, you may transfer portions of your Policy Value among the Investment Accounts and the Fixed Account.

Transfers involving the Fixed Account are subject to the following restrictions:

(a) the maximum amount that can be transferred out of the Fixed Account in any Policy Year is limited to the Maximum Fixed Account Transfer Amount shown in the Policy Information section; and

(b) any transfer which involves a transfer out of the Fixed Account may not involve a transfer to the Investment Account for the Money Market Trust.

                                                                     (continued)

We reserve the right to impose limitations on transfers involving Investment Accounts, including limiting the number of transfers and amounts transferred in a period of time, if we determine such transfer activity would disadvantage other policy owners by interfering with investment objectives of a Fund. We would impose such transfer limitations in a manner which does not unfairly discriminate between individual policy owners.

                             POLICY LOAN CONDITIONS

At any time while this policy is in force and has a loan value, you can get a loan by Written Request. We will require a loan agreement from you as the policy is the only security for the loan.

AVAILABLE LOAN VALUE. The available loan value on any date is the Net Cash Surrender Value, less the Monthly Deductions due to the next Policy Anniversary.

LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we will do a transfer from the Fixed Account and/or one or more of the Investment Accounts into the Loan Account.

You may tell us how much of the amount to be transferred to the Loan Account you wish to allocate to your value in the Fixed Account and each of the Investment Accounts. If you do not tell us, we will allocate the amounts to be transferred in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.

When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfers section of the Investments Options provision.

LOAN INTEREST CHARGED. Interest will accrue daily on loans. In the event that you do not pay the Loan Interest Charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears as of the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

The rate of interest charged is fixed at the effective annual Loan Interest Charged Rate shown in the Policy Information section.

LOAN INTEREST CREDITED. Interest will accrue daily to amounts in the Loan Account at an effective annual rate of no less than the Loan Interest Credited Minimum Annual Rate shown in the Policy Information section.

The difference between the rate at which interest is credited to the Loan Account and the rate at which it is being charged to the Policy Debt is called the Loan Interest Credited Differential. The Maximum Loan Interest Credited Differential is shown in the Policy Information section.

LOAN REPAYMENT. You may repay the Policy Debt in whole or in part at any time prior to the death of the life insured, and while the policy is in force.

When you repay a loan, we will transfer an amount equal to the amount paid from the Loan Account to the Fixed Account and/or the Investment Accounts. The amount transferred will be allocated to the Fixed Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value.

While a loan exists, we will treat the amounts you pay as premiums unless you request in writing that they be treated as loan repayments.

                CHANGING THE DEATH BENEFIT OPTION OR FACE AMOUNT

You may change your Death Benefit Option or your Face Amount by Written Request.

CHANGE FROM DEATH BENEFIT OPTION 1 TO OPTION 2. The Face Amount after the change from Option 1 to Option 2 will be (a) minus (b), where:

(a)  is the Face Amount immediately before the change; and

(b)  is the Policy Value as of the effective date of the change.

A Face Amount decrease caused by this change will result in a corresponding decrease in Coverage Amounts shown in the Table of Coverages. The decrease will be applied to the Coverage Amounts in the same order as shown in the Table of Coverages.

A Surrender Charge will not be deducted from the Policy Value due to the decrease in Face Amount.

                                                                     (continued)

CHANGE FROM DEATH BENEFIT OPTION 2 TO OPTION 1. The Face Amount after the change from Option 2 to Option 1 will be (a) plus (b), where:

(a)  is the Face Amount immediately before the change; and

(b)  is the Policy Value as of the effective date of the change.

A Face Amount increase caused by this change will result in a corresponding increase in the first Coverage Amount shown in the Table of Coverages.

We will not increase the Surrender Charge because of the increase in the Face Amount of insurance resulting from this change.

DECREASE IN FACE AMOUNT. Unless otherwise agreed to by us, a decrease in Face Amount will cause a corresponding decrease in Coverage Amounts in the reverse order shown in the Table of Coverages in the Policy Information section.

If you decrease the initial Face Amount or a prior increase in Face Amount during the Surrender Charge Period, we will deduct a Surrender Charge from the Policy Value for the applicable Coverage Amount. See the Decreases in Face Amount Section of the Surrender For Cash provision for details.

INCREASE IN FACE AMOUNT. For an increase in the Face Amount of insurance, you must provide us with evidence of insurability on the life insured that is satisfactory to us.

We reserve the right to refuse increases if the life insured's Attained Age at the effective date of the increase is greater than the maximum issue age for new policies at that time.

If, at the time of the increase, there have been prior decreases in Face Amount such that the current Face Amount is less than the previous highest Face Amount, then these prior decreases will be increased first. The insurance coverage eliminated by the decrease of the oldest Face Amount will be deemed to be restored first.

Corresponding changes will occur to the Coverage Amounts in the Table of Coverages in the same order. Previously reduced or eliminated Coverage Amounts will be restored in order of the oldest Coverage Amount first.

There will be no new Surrender Charges associated with increases of this type.

After all prior decreases have been increased, a new Face Amount coverage will be added. A corresponding Coverage Amount will be added to the Table of Coverages. There will be a new Annual Premium Target and a new set of Surrender Charge and Sales Load Factors associated with this new Coverage Amount. We will inform you of these changes at the time of the addition of the new Coverage Amount. There is no additional premium necessarily required with an increase in Coverage Amount, however any new Surrender Charge may require an additional premium payment to avoid the policy going into default.

A portion of premiums paid concurrent with and subsequent to the addition of the new Coverage Amount will be deemed attributable to such Coverage Amount for Sales Load and Surrender Charge purposes. See the Table of Coverages in the Policy Information section for the premiums attributable to the new Coverage Amount.

EFFECTIVE DATE OF CHANGES. Changes may be made only on the first day of a Policy Month. A Written Request for a change in Death Benefit Option or decrease in the Face Amount must be received at least 30 days prior to the first day of a Policy Month for the change to take effect as of that Policy Month. Increases in the Face Amount will take effect at the beginning of the Policy Month following the date we approve the request.

EFFECT ON LIFE INSURANCE QUALIFICATION TESTS. A change in Death Benefit Option or Face Amount will often change the policy's limits under the Life Insurance Qualification Test that you elected. As applicable, the Guideline Single Premium and the Guideline Level Premium or the net single premium under the Cash Value Accumulation Tests may be changed. We will inform you of any such change.

We reserve the right to refuse or limit any request for a change if the change would cause the policy to fail to qualify as life insurance for tax purposes.

                               SURRENDER FOR CASH

You may surrender this policy for its Net Cash Surrender Value at any time prior to the death of the life insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. We will pay you the Net Cash Surrender Value. After the date of surrender, no insurance will be in force.

SURRENDER CHARGE. If you surrender this policy for its Net Cash Surrender Value, or if it terminates at the end of a Grace Period during the Surrender Charge Period, we will deduct a Surrender Charge from the Policy Value.

The amount of the surrender charge for a Coverage Amount is equal to (a) times
(b) times (c); where:

(a) is the total premiums attributed to the Coverage Amount since the Coverage Effective Date as described on Page 3.2A;

(b) is the Surrender Charge Factor for the Coverage Amount as shown on Page 3.2A;

(c) is the Surrender Charge Percentage for the Coverage Year, as shown in the Policy Information section.

The total Surrender Charge for the policy is equal to the sum of the Surrender Charges for each Coverage Amount.

DECREASES IN FACE AMOUNT. If the Face Amount is reduced during a Surrender Charge Period, we will deduct from the Policy Value a pro-rata Surrender Charge for reduced or eliminated Coverage Amounts, to which Surrender Charges apply. Such deduction will be allocated to the Fixed Account and the Investment Account in the same proportion as the Policy Value in each of these accounts bears to the Net Policy Value. The pro-rata Surrender Charge will equal the sum of the pro-rata Surrender Charges for each Coverage Amount affected by the decrease.

The pro-rata Surrender Charge for a Coverage Amount will equal (a) divided by
(b), multiplied by (c), where:

(a)  is the amount of the decrease in the Coverage Amount;

(b)  is the amount of the corresponding Coverage Amount, prior to the decrease;
     and

(c) is the Surrender Charge for the corresponding Coverage Amount, immediately prior to the decrease.

When a pro-rata Surrender Charge is taken, the remaining Surrender Charge will be reduced to reflect the charges taken.

Decreases in Face Amount caused by:

(a)  a change from Death Benefit Option 1 to Option 2, or

(b) a partial Net Cash Surrender Value withdrawal when Death Benefit Option 1 is in effect,

are exempt from this provision and will not incur the pro-rata Surrender Charge described above.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. While there is a Net Cash Surrender Value for this policy, you may request a partial Net Cash Surrender Value withdrawal. The partial Net Cash Surrender Value withdrawal will be done as of the end of the Business Day on which we receive your Written Request. You may specify the accounts from which we should make the Partial Net Cash Surrender Value withdrawal. If we do not receive such instructions, we will make the withdrawal in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.

FREE WITHDRAWAL AMOUNT. The Free Withdrawal Amount at any date is equal to (a) multiplied by (b) minus (c) where:

(a)  is the Free Withdrawal Percentage shown in the Policy Information section;

(b) is the Net Cash Surrender Value on the date of the partial Net Cash Surrender Value withdrawal; and

(c) is the sum of all previous partial Net Cash Surrender Value withdrawals taken during the current Policy Year.

                                                                     (continued)

PRO-RATA SURRENDER CHARGE. If a partial Net Cash Surrender Value withdrawal is above the Free Withdrawal Amount, we will deduct from the Policy Value a pro-rata Surrender Charge during a Surrender Charge Period. We will not deduct any Surrender Charge from the Policy Value if the sum of partial Net Cash Surrender Value withdrawals in any Policy Year is below the Free Withdrawal Amount.

The pro-rata Surrender Charge is equal to the sum of the pro-rata Surrender Changes for each Coverage Amount to which Surrender Charges apply. The pro-rata Surrender Charge for a Coverage Amount will equal (a) divided by (b), multiplied by (c), where:

(a) is the amount of partial Net Cash Surrender Value withdrawal above the Free Withdrawal Amount;

(b)  is the Net Cash Surrender Value prior to the withdrawal; and

(c) is the Surrender Charge for the corresponding Coverage Amount immediately prior to the withdrawal.

When a pro-rata Surrender Charge is taken, the remaining Surrender Charge will be reduced to reflect the charges taken.

If Death Benefit Option 1 is in effect at the time of the withdrawal, then the Face Amount will be reduced by:

(a) the amount of the withdrawal plus the pro-rata Surrender Charge, if at the time of the withdrawal the Death Benefit equals the Face Amount; otherwise

(b) the amount, if any, by which the withdrawal plus the pro-rata Surrender Charge exceeds the difference between the Death Benefit and the Face Amount.

A decrease in Face Amount caused by this change will reduce the Face Amount provided by each Coverage Amount in the reverse order shown in the Table of Coverages in the Policy Information section.

                     RIGHT TO POSTPONE PAYMENT OF BENEFITS

Except when used to pay premiums, we reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans and the portion of Insurance Benefit that depends on Investment Account values, for any period during which:

(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

(b)  an emergency exists as defined by the Securities and Exchange Commission
     (SEC), or the SEC requires that trading be restricted; or

(c)  the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.

In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Transfers section of the Investment Options provision.

                                  TERMINATION

DEFAULT. This policy will go into default if at the beginning of any Policy Month, the Net Cash Surrender Value would go below zero after we take Monthly Deductions that are due.

GRACE PERIOD. We will allow 61 days from the date that the policy goes into default, for you to pay the amount that is required to bring the policy out of default. At least 30 days prior to the termination of coverage, we will send a notice to your last known address, specifying the amount you must pay to bring the policy out of default.

The amount is equal to (a) plus (b) plus (c) plus (d); where:

(a) is the amount necessary to bring the Net Cash Surrender Value to zero if it is less than zero at the date of default;

(b)  is the Monthly Deductions due, plus the next two Monthly Deductions;

(c)  is the Premium Load; and

(d)  is any applicable Sales Load.


                                                                     (continued)

TERMINATION DATE. This policy terminates on the earliest of the following dates:

(a) at the end of the grace period for which you have not paid any amount that is due;

(b)  on the date you surrender the policy for its Net Cash Surrender Value; or

(c)  on the date the life insured dies.

If you surrender the policy for its Net Cash Surrender Value, as in (b) above, we will pay you the Net Cash Surrender Value as of the date of termination.

                                 REINSTATEMENT

You can reinstate this policy only if it terminated at the end of a grace period in which you did not make a required payment. You can reinstate the policy if you:

(a) make a Written Request for reinstatement within five years after your policy terminates;

(b) provide us with written evidence of the life insured's insurability that is satisfactory to us; and

(c) pay a premium equal to the amount that was required during the 61-day grace period following default; plus the amount required to carry your policy to the next scheduled date for payment of the Planned Premium.

If we approve your request,

(a) the reinstatement date will be the later of the date we approve your request or the date we receive the required payment at our Service Office;

(b) any Surrender Charge will be reinstated to the amount at the date of default;

(c) any remaining Surrender Charge Period will be reinstated to what it was at the date of default;

(d) the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated; and

(e) any outstanding Policy Debt will be equal to the amount at termination of the policy. If you do not pay this amount it will be reinstated.

No interest is credited to the Policy Value or charged to the Policy Debt during the period of lapse.

                           RIGHT TO CANCEL INCREASES

If you request an increase in Face Amount which results in a new Surrender Charge or Sales Load, you have the same rights to cancel the increase as described under the Right to Return Policy. If canceled, the Policy Value and the Surrender Charge or Sales Load will be recalculated to the amounts they would have been, had the increase not taken place.

                                  AGE AND SEX

If the life insured's age or sex was misstated in the application, we will change the Face Amount. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct age and sex.

                                    SUICIDE

If the life insured dies by suicide, whether sane or insane, within two years after the Issue Date, we will pay only the premiums paid, less any partial Net Cash Surrender Value withdrawals, less the amount of the Policy Debt. If the life insured dies by suicide, whether sane or insane, within two years after the date an increase in Face Amount takes effect, the Death Benefit for that increase will be limited to the Monthly Deductions for the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death.

                                  BENEFICIARY

The following four sections will apply unless there is a beneficiary appointment in force which provides otherwise.

BENEFICIARY CLASSIFICATION.   You can appoint beneficiaries for any Insurance
Benefit in three classes; primary, secondary, and final. Beneficiaries in the same class will share equally in any Insurance Benefit payable to them.

                                                                     (continued)

PAYMENT TO BENEFICIARIES. We will pay the Insurance Benefit:

(a)  to any primary beneficiaries who are alive when the life insured dies; or

(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

CHANGE OF BENEFICIARY. Until the life insured's death you can change the beneficiary by Written Request, unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose.

DEATH OF BENEFICIARY. If no beneficiary is alive when the life insured dies, the Insurance Benefit will belong to you; or to your estate if you are the life insured. If a beneficiary dies before the seventh day after the death of the life insured, we will pay the Insurance Benefit as if the beneficiary had died before the life insured.


                            OWNERSHIP AND ASSIGNMENT

Until the life insured's death, without the consent of any beneficiary, except an irrevocable beneficiary, you as owner can:

(a)  receive any amount payable under your policy;

(b)  exercise all rights and privileges granted by your policy; and

(c)  assign the policy.

An assignment does not bind us until we receive it at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.

TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

SUCCESSOR OWNER. Upon the owner's death during the lifetime of the life insured, a named successor owner will, if then living, have all the owner's rights and interest in the policy. During the life insured's lifetime the owner, without the consent of any beneficiary or any successor owner, can cancel or change the designation of successor owner from time to time by agreement in writing with us.


                          PROTECTION AGAINST CREDITORS

If permitted by state law, all payments shall be exempt from the payee's debts and contracts of the owners and beneficiaries, and from seizure by court order.


                         CURRENCY AND PLACE OF PAYMENT

All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.


                                    CONTRACT

The policy and application form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.

Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.

Statements made by you or the life insured are representations, not warranties, unless fraud is involved. We will not use any statement by you or the life insured to deny a claim, unless it is written in the application.


                                    VALIDITY

We have the right to contest the validity of this policy base on material misstatements made in the initial application or an application for policy change that requires evidence of insurability. However, we cannot contest the validity of your policy after it has been in force during the lifetime of the life insured for two years from the Issue Date.

We cannot contest the validity of an increase in Face Amount or an addition of a Supplementary Benefit after such increase or addition has been in force during the lifetime of the life insured for two year from the date of such increase or addition.

                                                                     (continued)

We can contest after two years if the policy has been reinstated and has been in force during the lifetime of the life insured for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.

                               NON-PARTICIPATING

Your policy is non-participating. It does not earn dividends.

                            HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the Insurance Department of the State in which this policy is delivered.

We use the 1980 Commissioners Standard Ordinary Sex Distinct ANB Aggregate Ultimate Mortality Tables in determining Guaranteed Maximum Cost of Insurance Rates. We base reserves on the 1980 Commissioners Standard Ordinary Ultimate Sex Distinct, Smoker/Non-Smoker Mortality Table.

Values relating to amounts in the Fixed Account are computed using the same rate as the Fixed Account Minimum Annual Rate shown in the Policy Information section.

                                ANNUAL STATEMENT

Within 30 days after each Policy Anniversary, we will send you a report showing:

(a)  the Death Benefit;

(b)  the Policy Value;

(c) the current allocation of money in the Fixed Account, the Loan Account and each of the Investment Accounts;

(d)  the value of the units in each chosen Investment Account;

(e)  any Policy Debt balance and loan interest charged since the last report;

(f)  the premiums paid and policy transactions for the year; and

(g)  any further information required by law.

                               TAX CONSIDERATIONS

It is the intent of this policy to be considered as life insurance for tax purposes. The Death Benefit is designed to comply with Section 7702 of the Internal Revenue Code of 1986 or any other equivalent section of the Code.

We do not give tax advice and this provision should not be construed to mean that the Death Benefit and Policy Value will be exempt from the future actions of any tax authority.

                                  ENDORSEMENT

                                     UNISEX

This endorsement is included and made a part of the policy to which it is attached. It takes effect on the Policy Date.

In order to provide insurance on a unisex basis, all references in this policy to the sex of the life insured are hereby withdrawn. This policy is further amended as described below.

       AFFECTED PROVISION                         AMENDMENT

Age and Sex                             Reference to the life insured's sex does
                                        not apply. No change will be made
                                        because of a misstatement of sex.

How Values are Computed                 The 1980 Commissioners Standard Ordinary
                                        Unisex ANB Aggregate Table B is used for determining the minimum Cash Surrender
                                        Values and the Guaranteed Maximum Cost
                                        of Insurance Rates.

                               THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                                        /s/ John DesPrez III
                                               PRESIDENT

                             SUPPLEMENTARY BENEFIT

                         FLEXIBLE TERM INSURANCE OPTION

                              TERM LIFE INSURANCE

This benefit is a part of your policy. The effective date is the same as the Effective Date of your policy. The amount of the Insurance Benefit may vary as described below. The insurance provided will be flexible term insurance to Attained Age 100.

                                  DEFINITIONS

DEATH BENEFIT SCHEDULE is the schedule of death benefits defined in the Policy Information section of your policy.

SCHEDULE DEATH BENEFIT is the amount defined in the Death Benefit Schedule for the time period specified in the schedule.

TERM INSURANCE BENEFIT is the amount payable under this Supplementary Benefit.

                               INSURANCE BENEFIT

If the life insured dies while the benefit is in force, we will pay the Term Insurance Benefit on receiving due proof of death, subject to the Age and Sex, Suicide, and the Validity provisions. If the life insured dies after we receive your request for surrender of the policy, there will be no Term Insurance Benefit. The life insured for this benefit is the same as the life insured for the policy to which this benefit is attached.

TERM INSURANCE BENEFIT. The Term Insurance Benefit is determined on the first day of each Policy Month. It is equal to (a) minus (b), but not less than zero, where:

(a) is the Scheduled Death Benefit in effect for the Policy Month; and

(b) is the then current Face Amount, or, if the Death Benefit of the Policy is determined by the Policy's Minimum Death Benefit provision, the Minimum Death Benefit.

It is possible that the Term Insurance Benefit could be zero for a Policy Month. However, this will not terminate the rider.

                                  BENEFIT COST

The monthly cost of the benefit is one of the Monthly Deductions under the policy. The monthly cost is equal to (a) multiplied by (b) where:

(a) is the monthly Cost of Insurance rate; and

(b) is the Term Insurance Benefit divided by the Death Benefit Discount Factor shown in the Policy Information section of your policy.

The rates for the Cost of Insurance are based on the life insured's Issue Age, Sex and Risk Classification, and the duration that the benefit has been in force. We will determine monthly Cost of Insurance rates from time to time, on a basis which does not discriminate unfairly within any class of insureds. The monthly cost of the benefit will reflect any Additional Rating shown for this benefit in the Policy Information section of your policy. The monthly Cost of Insurance rates will never be more than those shown in the Table of Maximum Cost of Insurance Rates on page 4 of your policy, plus any Additional Rating shown in the Policy Information section.

                      CHANGING THE DEATH BENEFIT SCHEDULE

You may change your Death Benefit Schedule by Written Request, subject to the following:

(a) satisfactory evidence of insurability is required before the Death Benefit Schedule may be increased;

(b) changes may be made only on the first day of a Policy Month;

(c) a Written Request for a change which results in only a decrease to the Death Benefit Schedule must be received at least 30 days prior to the first day of a Policy Month for the change to take affect as of that Policy Month;

(d) a change which results in an increase to the Death Benefit Schedule will take effect at the beginning of the Policy Month following the date we approve the request;

                                                                     (continued)

                         FLEXIBLE TERM INSURANCE OPTION

                              TERM LIFE INSURANCE

(e) a decrease to the Death Benefit Schedule which results in a Scheduled Death Benefit less than the Face Amount at the time of the change will cause a decrease in the Face Amount. The Face Amount will be reduced to be equal to the Scheduled Death Benefit at the time of the decrease in the schedule. A corresponding reduction will occur to the Coverage Amounts in the Table of Coverages as described in your policy. Surrender Charges may also be assessed as described in your Policy.

A change to the Death Benefit Schedule may cause a change in the maximum amount of premium that can be paid into the policy. We will inform you of any such change.

We reserve the right to refuse or limit any request for a change if the change would cause the policy to fail to qualify as life insurance for tax purposes.

                                 POLICY CHANGES

CHANGE FROM DEATH BENEFIT OPTION 1 TO OPTION 2. All Scheduled Death Benefits effective after and including the effective date of the change will be reduced by the amount of the Policy Value at the time of the change.

CHANGE FROM DEATH BENEFIT OPTION 2 TO OPTION 1. If the Face Amount of the Policy after a change in Death Benefit Option would be greater than the Scheduled Death Benefit in effect at the time of the change, the Face Amount after the change will be set equal to the Scheduled Death Benefit.

INCREASE OR DECREASE IN FACE AMOUNT. If the Face Amount of the policy is increased or decreased, a corresponding increase or decrease of the same amount will also be made to the Scheduled Death Benefit effective on or after the effective date of the change in Face Amount. This provision does not apply to increases or decreases in Face Amount due to a change in Death Benefit Option.

FACE AMOUNT GREATER THAN SCHEDULED DEATH BENEFIT. If at any time, the Face Amount is greater than the Scheduled Death Benefit effective on such date, the Face Amount will be reduced to be equal to the Scheduled Death Benefit. Surrender Charges may be assessed as described in your Policy.

A change in Face Amount occurring as a result of a policy change under this provision, will result in a corresponding change in Coverage Amounts shown in the Table of Coverages as described in your policy.

                                  BENEFICIARY

The beneficiary will be as designated in the application for this benefit, unless changed as provided for in the policy.

                                  AGE AND SEX

If the life insured's age or sex (if applicable) was misstated in the application, we will change the Death Benefit Schedule. The new Death Benefit Schedule will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct age and sex (if applicable).

                                    SUICIDE

The suicide period for this benefit will be the same as for the policy to which it is attached, and it will start on the effective date of the benefit, or the effective date of an increase in amount as appropriate. If the life insured dies by suicide, whether sane or insane, during the suicide period, the Term Insurance Benefit will be limited to the monthly cost for the benefit, or the monthly cost for an increase to the Death Benefit Schedule as appropriate.

                        FLEXIBLE TERM INSURANCE OPTIONS

                              TERM LIFE INSURANCE

                                    VALIDITY

The validity period for this benefit will be the same as for the policy to which it is attached, and it will start on the effective date of the benefit, or the effective date of an increase to the Death Benefit Schedule as appropriate.

                               GENERAL PROVISION

This benefit is part of the policy to which it is attached. Except where the benefit provides otherwise, it is subject to all provisions of the policy.

                                  TERMINATION

The benefit terminates on the earliest of the following dates:

(a)  the termination date of the policy;

(b)  the date the life insured reaches Attained Age 100; or

(c) the Policy Month following the date we receive your Written Request for cancellation of this benefit.

                               THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                                                  /s/ John DesPrez III

                                                     PRESIDENT

--------------------------------------------------------------------------------

               The Manufacturers Life Insurance Company (U.S.A.)

        A Stock Company   200 Bloor Street East, Toronto, Canada M4W 1E5

--------------------------------------------------------------------------------

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.
ADJUSTABLE DEATH BENEFIT.
FLEXIBLE PREMIUMS PAYABLE TO ATTAINED AGE 100 DURING THE LIFE INSURED'S
LIFETIME.

CASH SURRENDER VALUES AND BENEFITS FOR A PORTION OF THE POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS. INVESTMENT OPTIONS ARE DESCRIBED IN THE POLICY VALUE COMPOSITION AND THE INVESTMENT OPTIONS PROVISIONS.
NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

--------------------------------------------------------------------------------

                    IMPORTANT NOTICE

                    To claim a benefit or request a change in your policy, contact our nearest representative. Or write to our Service Office at the address above.

                    Please tell us promptly of any change in your address.

                    WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE OF THE COMPANY THAT ISSUED THE POLICY.

--------------------------------------------------------------------------------

                                                       [MANULIFE FINANCIAL Logo]

--------------------------------------------------------------------------------
Manulife Financial and the block design are registered service marks and trademarks of The Manufacturers Life Insurance Company and are used by it and its affiliates including Manulife Financial Corporation.

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